Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TCG Growth Opportunities Corp. (the “Company”) on Form S-1 of our report dated February 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of TCG Growth Opportunities Corp. as of February 1, 2021 and for the period from November 30, 2020 (inception) through February 1, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
March 2, 2021